SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

                  Certification and Notice of Termination of
                    Registration under Section 12(g) of the
         Securities Exchange Act of 1934 or Suspension of Duty to File
                   Reports Under Section 13 and 15(d) of the
                       Securities Exchange Act of 1934.

                                              Commission File Number 000-17871

                           EAGLE FOOD CENTERS, INC.
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            (Exact name of registrant as specified in its charter)

                             801 First Street East
                             Milan, Illinois 61264
                                (309) 787-7746
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Common Stock
                     11% Senior Notes due April 15, 2005
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           (Title of each class of Securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)       [x]     Rule 12h-3(b)(1)(ii)       [ ]
        Rule 12g-4(a)(1)(ii)      [ ]     Rule 12h-3(b)(2)(i)        [ ]
        Rule 12g-4(a)(2)(i)       [ ]     Rule 12h-3(b)(2)(ii)       [ ]
        Rule 12g-4(a)(2)(ii)      [ ]     Rule 15d-6                 [ ]
        Rule 12h-3(b)(1)(i)       [ ]

Approximate number of holders of record as of the certification or notice date: Common Stock: 3
      Senior Notes: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, Eagle Food Centers, Inc. caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 19, 2004                By:  /s/ Randall McMurray
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                                        Name:  Randall McMurray
                                        Title: President